Merrill Lynch Variable Series Fund, Inc.

File No. 811-3290

Item No. 77M (Reorganizations) -- Attachment

During the fiscal semi-annual period ending December 31, 2003, Merrill Lynch Reserve Assets V.I. Fund (the “Reserve Assets Fund”), Series No. 1 of Merrill Lynch Variable Series Fund, Inc. (the “Registrant”) reorganized  into Merrill Lynch Domestic Money Market V.I. Fund (the “Domestic Money Market Fund”), Series No. 10 of the Registrant.

On July 7, 2003, at a meeting of the Board of Directors of the Registrant, the Board of Directors approved a Reorganization, which refers collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of the Reserve Assets Fund by the Domestic Money Market Fund, in exchange for newly-issued Class I shares of the Domestic Money Market Fund to be distributed to the Class I shareholders of the Reserve Assets Fund, and  (ii) the termination of the Reserve Assets Fund as a series of the Company.

On August 26, 2003, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-108220 and 811-3290) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Reserve Assets Fund.  Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on October 6, 2003.  The N-14 Registration Statement as so amended was declared effective by the Commission on December 15, 2003.

On November 17, 2003, the shareholders of the Reserve Assets Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On November 21, 2003 (the “Reorganization Date”), pursuant to the Agreement, the Reserve Assets Fund transferred assets valued at $11,586,792.53 to the Domestic Money Market Fund and received in exchange 11,585,583 common shares of the Domestic Money Market Fund.  Such shares were then distributed to the shareholders of the Reserve Assets Fund on that date in proportion to each shareholder’s interest in the assets transferred.  The Reserve Assets Fund ceased offering shares as of the Reorganization effective date.